Executive Retention Agreement

This Executive Retention Agreement (this "Agreement") is made as of the _____ day of ______, 20__ (the "Effective Date") by and between CyberSource Corporation a Delaware corporation (the "Company"), and (the "Executive").

WHEREAS, the Company currently employs the Executive as its ;

WHEREAS, the Company recognizes that, as is the case with many publicly-held corporations, the possibility of a change of control of the Company exists and that such possibility, and the uncertainty and questions that it may raise among key personnel, may result in the departure or distraction of key personnel to the detriment of the Company and its stockholders; and,

WHEREAS, the board of directors of the Company has determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Executive without distraction from the possibility of a change of control of the Company and related events and circumstances.

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the Company and the Executive agree as follows:

1. Definition of Terms. As used herein, the following terms shall have the following respective meanings:

(a) "Cause" shall mean (a) the Executive's commission of acts or omissions constituting a felony, fraud or theft of Company property; (b) the Executive's commission of acts or omissions constituting a material breach of this Agreement, any other agreement between the Executive and the Company or Company policies and procedures; or (c) the Executive's willful refusal or failure to perform the reasonable and customary duties assigned to him by the Company, which, in the case of clauses (b) and (c) are not cured by the Executive within 10 days of receipt by the Executive of notice from the Company alleging the existence of Cause.

(b) "Change of Control" shall mean the occurrence of any of the following events:

(1) (A) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) fifty-percent (50%) or more of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) the stockholders of the Company approve either a plan of liquidation or dissolution of the Company or an agreement for the sale, lease, exchange or other transfer or disposition by the Company of fifty-percent (50%) or more of the Company's assets; or

(2) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the Company's outstanding common stock.

(c) "Good Reason" shall mean (x) a significant reduction in the nature or scope of the Executive's duties, responsibilities, authority and powers exercised by the Executive immediately prior to the Change in Control ; (y) a reduction in the Executive's annual base salary in effect on the date of the Change of Control, except for across-the-board salary reductions similarly affecting all management personnel of the Company (or its successor) and except as consented to by Executive; or (z) the relocation of the primary office where the Executive is to perform Executive's duties by more than 50 miles from its location prior to the Change of Control; provided, however, that the Executive's duties, responsibilities, authority and powers shall not be deemed to have been significantly reduced solely because the Company (or its successor) is no longer an independently operated public entity or because of a change in the Executive's title.

(d) "Release" shall mean a release by the Executive in favor of the Company, in the form attached hereto as Exhibit A.

(e) "Term" shall mean the period commencing as of the Effective Date and continuing in effect through termination of the Executive's employment with the Company.

2. Term. This Agreement, and all rights and obligations of the parties hereunder, shall take effect upon the Effective Date and shall expire upon (a) the expiration of the Term if a Change in Control has not occurred during the Term or (b) the fulfillment by the Company of all of its obligations hereunder if a Change in Control has occurred during the Term. It is understood that the Executive is not being promised employment for a definite period of time and that either the Executive or the Company may terminate the Executive's employment at any time and for any reason.

3. Termination Following Change of Control.

(a) Subject to 3 (c) below, in the event that, within one (1) year following a Change of Control, either (i) the Company (or its successor) terminates the Executive's employment without Cause or (ii) the Executive terminates Executive's employment for Good Reason, then (A) any unvested Company stock options then held by the Executive shall immediately vest in full and shall remain exercisable for 90 days following the effective date of such termination, (B) subject to the Executive's execution of the Release and to the provisions of Section 3(c) below, the Company shall pay the Executive in one lump sum payment an amount equal to twenty-four months of the Executive's then current Annual Base Salary.

(b) Additionally, should the Executive or any of Executive's family members elect COBRA continuation coverage during the twenty-four month period immediately following the Executive's termination pursuant to Section 3(a) hereof, the Company shall be responsible for paying the difference between the cost of COBRA continuation coverage and the premium contribution amount applicable to the Executive as of the effective date of such termination of employment, subject to any applicable carrier and Company rate adjustments. After such twenty-four month period ends, if Executive or any of Executive's family members elect to continue COBRA coverage, Executive will be responsible for all of the premium payments. Information about Executive's rights under COBRA and forms for electing continuation coverage will be provided to Executive by a separate letter on or about the effective date of termination of employment.

(c) In the event the Executive is party to a written executive employment agreement ("EEA") with the Company and the Executive's employment with the Company is terminated pursuant to 3(a) above, then the Executive, at the Executive's option, shall be entitled to receive the benefits set forth in the EEA, IN LIEU OF the severance benefits set forth in 3(a) and 3(b) above. For the avoidance of doubt, in the event the Executive opts to receive the severance benefits set forth under an EEA, such benefits shall be in LIEU OF AND NOT ADDITIONAL TO severance benefits set forth in Sections 3(a) and 3(b) of this Agreement.

4. Tax Considerations.

(a) Internal Revenue Code Section 280G. Notwithstanding anything herein to the contrary, (i) in the event that the compensation payable to the Executive hereunder would constitute an excess parachute payment as defined in Section 280G of the Internal Revenue Code, the Executive shall have the right to reduce such compensation to an amount that would avoid the application of said Section 280G.

(b) Internal Revenue Code Section 409A. Notwithstanding anything to the contrary in this Agreement, to the extent required by Code Section 409A, payment to the Executive if Executive is a "specified employee" (as defined in Treasury Regulation Section 1.409A-1(i)), shall not be made before the date which is six (6) months and one (1) day after the date of the Executive's separation from service (within the meaning of Code Section 409A(a)(2)(B)(i)) or, if earlier, the date of death of the Executive, except to the extent the payments are (i) made by reason of involuntary termination of employment by the Company without Cause or a termination of the Executive's employment with the Company for Good Reason and (ii) do not exceed the Basic Severance Limitation.

For purposes of this paragraph the "Basic Severance Limitation" means two (2) times the lesser of (i) the sum of the Executive's annualized compensation based on the annual rate of pay for services provided to the Company for the taxable year of the Executive preceding the taxable year in which the Executive's employment terminated (adjusted for any increase during that taxable year that was expected to continue indefinitely if the Executive had not incurred a termination of employment) or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year of the Executive's termination of employment.

If this Paragraph 3(b) applies, then (i) any lump sum payment otherwise required (a "Required Lump Sum") shall first be made when due up to the Basic Severance Limitation; (ii) any Required Lump Sum that exceeds the Basic Severance Limitation shall be paid in a single lump sum on the date that is six (6) months and one (1) day after the Date of Termination; (iii) any installment payments otherwise required ("Required Installments") shall be paid in equal monthly installments during the six (6) month period up to an aggregate amount that (together with any Required Lump Sum paid during the six (6) month period) is not in excess of the Basic Severance Limitation, and (iv) the remaining amount of any Required Installments that would have been paid during the six (6) month period but for the application of the Basic Severance Limitation shall be paid (without interest) in a lump sum on the date that is six (6) months and one (1) day after the Date of Termination, and the remaining Required Installments shall be paid over the remainder of the applicable installment period.

(c) All payments to the Executive shall be made after deduction of any taxes which are required to be withheld with respect thereto under applicable federal and state laws.

5. Other Agreements. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. Nothing in this Agreement shall supersede or modify the Executive's obligations under any employee confidentiality and non-competition agreement that the Executive has previously entered into with the Company.

6. Notices. All notices, requests, demands and other communications required by or permitted under this Agreement shall be in writing and shall be sufficiently delivered if delivered by hand or sent by registered or certified mail, postage prepaid, to the parties at their respective addresses listed below:

(a) if to the Executive:

(b) if to the Company:

CyberSource Corporation

1295 Charleston Road

Mountain View, CA 94043

Attn: General Counsel

Any party may change such party's address by such notice to the other party.

7. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without regard to its principles of conflicts of laws.

8. Binding Upon Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns,

9. Miscellaneous. Any dispute or controversy between the Executive and the Company arising out of or relating to this Agreement shall be settled by arbitration in Mountain View, CA administered by the American Arbitration Association, with any such dispute or controversy arising under this Agreement being so administered in accordance with its Commercial Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. In particular, nothing in this provision is intended to or shall abrogate the right of the Company to enforce its rights under any employee confidentiality agreement. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision. The Executive is not required to seek other employment or to attempt in any way to reduce the compensation payable to the Executive by the Company pursuant to Section 3. The amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer or by retirement benefits, but the Company shall not be obligated to provide any benefit that Executive is entitled to receive from another employer.

10. Waivers and Amendments.

(a) This Agreement may be amended, modified or supplemented, and any obligation hereunder may be waived, only by a written instrument executed by the parties hereto. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach.

(b) No failure on the part of any party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy by such party preclude any other or further exercise thereof or the exercise of any other right or remedy. All rights and remedies hereunder are cumulative and are in addition to all other rights and remedies provided by law, agreement or otherwise.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the Effective Date.

Executive: CyberSource Corporation

Signature: Signature:

Name: Name:

Date: Date:

Exhibit A

RELEASE

    In return for the consideration from CyberSource Corporation ("CyberSource") described in Section 3 of the Executive Retention Agreement between you and CyberSource dated ___________ (the "Retention Agreement"), the sufficiency of which is hereby acknowledged, You and your representatives completely release the Company, its affiliated, related, parent or subsidiary corporations, and its present and former directors, officers, and employees (the "Released Parties") from all claims of any kind, known and unknown, which You may now have or have ever had against any of them, or arising out of your relationship with any of them, including all claims for compensation and bonuses, and all claims arising from your employment with the Company or the termination of your employment, whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction ("Released Claims"). By way of example and not in limitation, the Released Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, and the California Fair Employment and Housing Act, as well as any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, and defamation and any claims for attorneys' fees.

    You acknowledge that the release of claims under the Age Discrimination in Employment Act ("ADEA") is subject to special waiver protection. Therefore, in accordance with that section, You specifically agree that You knowingly and voluntarily release and waive any rights or claims of discrimination under the ADEA. In particular, You represent and acknowledge that You understand the following: (a) You are not waiving rights or claims for age discrimination under the ADEA that may arise after the date You sign this Release; (b) You are waiving rights or claims for age discrimination under the ADEA in exchange for the payments described herein; (c) You have been given an opportunity to consider fully the terms of this Release for forty-five (45) days, although You are not required to wait forty-five (45) days before signing this Release; (d) You have been advised to consult with an attorney of Your choosing before signing this Release; (e) You understand You have seven (7) days after You sign this Release in which to revoke this Release, which can be done by sending a certified letter to that effect to General Counsel, CyberSource Corporation, 1295 Charleston Rd., Mountain View, CA 94043, and the portion of the Release that pertains to the release of claims under the ADEA shall not become effective or enforceable until the 7-day revocation period has expired ("Effective Date"), but that all other provisions of this Release will become effective upon Your execution of this Release.

    You further agree that because this release specifically covers known and unknown claims, You waive your rights under Section 1542 of the California Civil Code, which states as follows:

    A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement to the debtor.

    You also agree not to initiate or cause to be initiated against any of the Released Parties any lawsuit, compliance review, administrative claim, investigation or proceedings of any kind which pertain in any manner to the Released Claims.

    You agree not to disclose, use or otherwise misappropriate any trade secrets or other confidential and proprietary information belonging to the Company or acquired by You during your employment with the Company. You also acknowledge that the non-disclosure provisions of the Company's Agreement Regarding Confidentiality and Inventions which You signed as a condition of your employment shall remain in effect after your employment with the Company ends.

    You further agree to maintain this Release and its contents in the strictest confidence and agree that You will not disclose the terms of this Release to any third party without the prior written consent of the Company, unless otherwise required by law. Notwithstanding the foregoing, You may disclose the terms of this Release to your spouse, and for legitimate business reasons, to legal, financial, and tax advisors.

    Any dispute or controversy between You and the Company arising out of or relating to this Release shall be settled by arbitration in Mountain View, CA administered by the American Arbitration Association, with any such dispute or controversy arising under this Agreement being so administered in accordance with its Commercial Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. In particular, nothing in this provision is intended to or shall abrogate the right of the Company to enforce its rights under any employee confidentiality agreement. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.

    You and the Company also agree that this letter contains all of our agreements and understandings with respect to the subject matter of this Release and may not be contradicted by evidence of any prior or contemporaneous agreement, except to the extent that the provisions of any such agreement have been expressly referred to in this Release as having continued effect. It is agreed that this Release shall be governed by the laws of the State of California. If any provision of this Release or the application thereof to any person, place, or circumstance shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Release and such provision as applied to other person, places, and circumstances shall remain in full force and effect.

    Finally, by your signature below, You acknowledge each of the following: (a) that You received this Release on _______________; (b) that You have read this Release or have been afforded every opportunity to do so; (c) that You are fully aware of the Release's contents and legal effect; and, (d) that You have chosen to enter into this Release freely, without coercion and based upon your own judgment and not in reliance upon any promises made by Company other than those contained in this letter.

If You wish to accept the terms of this Release, please initial each page, sign where indicated below and return this Release no later than ________________, to the attention of General Counsel, CyberSource Corporation, 1295 Charleston Rd., Mountain View, California 94043.

I have read and understand the Release above and agree to be bound by its terms and conditions.

YOU: CyberSource Corporation

Signature: Signature:

Name: Name:

Date: Date: